Praxis Precision Medicines, Inc.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
for
Alex Nemiroff
This Amended and Restated Executive Employment Agreement (the “Agreement”) is made between Praxis Precision Medicines, Inc. (the “Company”) and Alex Nemiroff (“Executive”) (collectively, the “Parties”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). This Agreement supersedes in all respects all prior agreements between Executive and the Company regarding the subject matter herein, including without limitation, the Offer Letter between Executive and the Company dated December 30, 2019 (the “Prior Agreement”).
Whereas, the Company desires Executive to continue to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and
Whereas, Executive wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;
Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment by the Company.
1.1Position and Duties. Executive shall continue to serve as the Company’s General Counsel (the “Position”). During the term of Executive’s employment with the Company, Executive shall devote one hundred percent of Executive’s business time on behalf of the Company and, on a full time basis, use Executive’s skills and render services to the best of Executive’s abilities on behalf of the Company, and shall comply fully with the policies and procedures of the Company. Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). Executive shall perform those duties typically associated with the Position and such other duties consistent with the Position as may be assigned by the CEO, including but not limited to executive responsibility for legal, compliance and executive leadership. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the CEO, as a member of the boards of directors or advisory boards of non-competitive businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder and shall not, in the judgment of the CEO pose a conflict of interest with Executive’s duties to the Company or its affiliates.

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1.2Location of Work. Executive shall work remotely in Miami, Florida, USA. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.
1.3Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.Compensation.
1.1Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of $330,000 per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule (the “Base Salary”). Executive’s Base Salary will be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).
1.2Annual Cash Bonus. Executive will be eligible for an annual cash bonus with a target amount of forty percent (40%) of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board or the Compensation Committee based upon the Company’s and Executive’s achievement of objectives and milestones to be determined by the Board or the Compensation Committee on an annual basis. Except as otherwise provided herein or in applicable incentive compensation plan that may be in effect from time to time, Executive will not be eligible for, and will not earn, any Annual Bonus if Executive is not employed by the Company on the payment date (regardless of the reason for the separation from employment).
1.3Equity. The stock options and other stock-based awards held by Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such stock options and other stock-based awards (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 5.3(ii)(b) of this Agreement shall apply in the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in either case within the Change of Control Period (as such terms are defined below).
1.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
2.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with

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the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
3.Termination of Employment; Severance.
1.1At-Will Employment. Executive’s employment relationship is at- will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause subject to the terms of this Agreement.
1.2Severance Pay and Benefits Upon a Termination Without Cause or Resignation for Good Reason Outside the Change of Control Period.
(i)The Company may terminate Executive’s employment with the Company at any time without Cause. Executive may terminate Executive’s employment with the Company at any time for any reason, including for Good Reason.
(ii)In the event that Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, in either case outside of the Change of Control Period, then, provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:
(a)The Company shall pay Executive, as severance, 9 months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). Subject to Section 5.2(iii) below, the Severance will be paid in equal installments on the Company’s regular payroll schedule over the 9-month period following Executive’s termination of employment.
(b)Provided Executive timely elects continued coverage under COBRA, the Company shall pay the Company’s portion of Executive’s COBRA premiums, equal to the percentage of health premiums paid by the Company prior to Executive’s termination, to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s date of termination and ending on the earliest to occur of: (i) the 9 month anniversary of Executive’s date of termination; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA

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coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.
(iii)The amounts payable under this Section 5.2, to the extent taxable, shall be paid or commence to be paid within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

1.3Severance Pay and Benefits Upon Termination Without Cause or Resignation for Good Reason Within the Change of Control Period.
(i)The provisions of this Section 5.3 shall apply in lieu of, and expressly supersede, the provisions of Section 5.2 regarding severance pay and benefits upon a termination of employment by the Company without Cause or by Executive for Good Reason if such termination of employment occurs on or within 12 months after the occurrence of the first event constituting a Change of Control (such period, the “Change of Control Period”). These provisions shall terminate and be of no further force or effect after the Change of Control Period
(ii)In the event that Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, in either case during the Change of Control Period, then, provided Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:
(a)The Company shall pay Executive, as severance, a lump sum in cash in an amount equal to one 1 times the sum of (A) Executive’s then current Base Salary (or Executive’s Base Salary in effect immediately prior to the Change of Control, if higher) plus (B) Executive’s Annual Bonus for the then-current year (or Executive’s Annual Bonus in effect immediately prior to the Change of Control, if higher) (the “Change of Control Severance”).
(b)Notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the date of termination or (ii) the effective date of the Separation Agreement (as defined below) (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the date of termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation

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Agreement becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between Executive’s date of termination and the Accelerated Vesting Date.
(c)Provided Executive timely elects continued coverage under COBRA, the Company shall pay the Company’s portion of Executive’s COBRA premiums, equal to the percentage of health premiums paid by the Company prior to Executive’s termination, to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COC COBRA Premiums”) through the period (the “COC COBRA Premium Period”) starting on Executive’s date of termination and ending on the earliest to occur of: (i) the 12 month anniversary of Executive’s date of termination; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COC COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “COC Special Cash Payment”), for the remainder of the COC COBRA Premium Period. Executive may, but is not obligated to, use such COC Special Cash Payments toward the cost of COBRA premiums.
(i)The amounts payable under this Section 5.3, to the extent taxable, shall be paid or commence to be paid within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(ii)Additional Limitation.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax

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Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 5.3(iv), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5.3(iv)(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
1.4Termination for Cause; Resignation without Good Reason; Death or Disability.
(i)The Company may terminate Executive’s employment with
the Company at any time for Cause. Further, Executive may resign at any time for any reason other than Good Reason. Executive’s employment with the Company may also be terminated due to Executive’s death or Disability (as defined below).
(ii)If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or Disability, then
(i) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will not be entitled to any severance benefits, including (without limitation) the Severance, COBRA Premiums, the Change of Control Severance or the COC COBRA Premiums.
4.Conditions to Receipt of Severance, COBRA Premiums, Special Cash Payments and Vesting Acceleration. The receipt of the payments and benefits described in Section 5.2 and Section 5.3 will be subject to subject to (i) Executive signing a separation

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agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement (the “Separation Agreement”) and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven business day revocation period. No amounts will be paid or provided under Section 5.2 or Section
5.3 until the Separation Agreement becomes effective. Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.Section 409A.
1.1Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement or otherwise on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six- month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
1.2All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
1.3To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service

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has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
1.4The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
1.5The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
6.Definitions.
1.1Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) conviction of or please of guilty or nolo contendere to any felony or any crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of any Company’s policy or procedure after written notice from the Company and a reasonable period of not less than twenty-one (21) calendar days in which to cure such breach (if deemed curable); (d) persistent failure or refusal to perform Executive’s job duties after written notice from the Company and a reasonable period of not less than twenty-one (21) calendar days in which to cure such performance issues (if deemed curable); (e) intentional damage to any property of the Company; (f) willful misconduct, or other violation of Company policy that causes harm; (g) breach of any written agreement by and between Executive and the Company; and (h) conduct by Executive which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve.
1.2Change of Control. For purposes of this Agreement, “Change of Control” shall mean: a “Sale Event,” as defined in the Company’s 2020 Stock Option and Incentive Plan.
1.3Disability. For purposes of this Agreement, “Disability” shall mean Executive’s physical or mental condition that renders Executive unable to substantially perform for a period of ninety (90) aggregate days (regardless of whether or not continuous) during any three hundred sixty (360) day period, Executive’s regular responsibilities hereunder, with or without a reasonable accommodation.
1.4Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (a) a material reduction in Executive’s Base Salary (unless pursuant to a salary reduction applicable generally to the Company’s similarly situated employees); or (b) the

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relocation of Executive’s place of work for the Company that is more than 40 miles from Executive’s primary place of work, unless mutually agreed upon. Notwithstanding the foregoing, no act or omission described in subclauses (a) or (b) above shall constitute “Good Reason” unless: (1) Executive first gives the Company written notice of such act or omission within forty-five (45) days of the later of the occurrence of such act or omission or Executive’s first becoming aware thereof, (2) the Company fails to cure such act or omission within twenty-one (21) days after receiving such written notice from Executive, and (3) Executive resigns from employment (and all other positions, including as a member of the Board) within ten (10) days after the end of the cure period.
7.Other Obligations.
1.1Restrictive Covenants. In connection with Executive’s employment with the Company, Executive will continue to receive access to Company confidential information and trade secrets and develop valuable goodwill with the Company’s customers, partners and vendors. To protect the Company’s legitimate business interests, Executive executed the Employee Confidentiality, Assignment and Nonsolicitation Agreement on January 3, 2020 (the “Confidentiality Agreement”). In connection with Executive’s execution of this Amended and Restated Employment Agreement and in further consideration of Executive’s employment with the Company, Executive agrees to execute a Non-Competition Agreement (the “Non-Competition Agreement”) in a form acceptable to the Company, which Executive will do in or around September 2020. Executive herein acknowledges and agrees that (i) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and (ii) Executive will abide by the terms of the Confidentiality Agreement and the Non-Competition Agreement at all times.
1.2Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive will not use or disclose confidential information arising out of prior employment, consulting, or other third party relationships, in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
8.Outside Activities During Employment.
1.1Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. In any event, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the

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performance of Executive’s duties hereunder.
1.2No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
9.General Provisions.
1.1Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
1.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
1.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
1.4Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of the Parties’ agreement and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
1.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
1.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
1.7Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive

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may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
1.8Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
1.9Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

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In Witness Whereof, the Parties have executed this Agreement on the day and year first above written.

Praxis Precision Medicines, Inc.

By: /s/ Marcio Souza
Name: Marcio Souza Title: CEO

                         Date: October 1, 2020__________________

DocuSign Envelope ID: 245F0A2F-615F-451A-ADBD-D47A7C43A317

                        EXECUTIVE

By: /s/ Alex Nemiroff
Name: Alex Nemiroff

                         Date: October 1, 2020__________________

DocuSign Envelope ID: 245F0A2F-615F-451A-ADBD-D47A7C43A317